Exhibit 10.13

COOPERATION AGREEMENT

This Cooperation Agreement (“Agreement”) is entered into on ______ by and between:

Jilin University, hereinafter referred to as “Party A”, and

Jilin Zhengye Biological Products Co., Ltd, hereinafter referred to as “Party B”,

Collectively referred to as the “Parties”.

WHEREAS, the Parties wish to collaborate on the research project named [The Development and Efficacy Evaluation of the Porcine Hemagglutinating Encephalomyelitis Virus DNA Vaccine].

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree to jointly apply for the 2021 Annual Funding of Key Research and Development Projects sponsored by Jilin Provincial Department of Science and Technology. Party A guarantees to conduct the core technology development project whereas Party B guarantees to provide supporting technical services to develop the Porcine Hemagglutinating Encephalomyelitis Virus DNA Vaccine and to evaluate the immune efficacy.

Party A shall design and manufacture the DNA vaccines against porcine hemagglutinating encephalomyelitis virus and test the vaccine safety, immunogenicity, and efficacy. Party B shall provide animal testing sites, conduct daily standardized breeding and management of experimental animals, assist Party A in vaccination and sample collection, and handle harmless treatment of experimental animals. During the project execution period, the Parties shall strictly fulfill the above responsibilities.

IN WITNESS WHEREOF, the Parties agree with the above plan of the project description and the funding allocation and hereto have signed this Agreement.

Party A: Jilin University (seal)

By

Research Project Leader of Party A

Date

Party B: Jilin Zhengye Biological Products Co., Ltd (seal)

By

Research Project Member of Party B

Date